EXHIBIT 16.1

SCHUMACHER & ASSOCIATES, INC.
Certified Public Accountants
7931 S. Broadway, #314
Littleton, CO 80122
(303) 480-5037 FAX (303) 379-5394

March 5, 2010

United States Securities and Exchange Commission Mail Stop 11-3

450 Fifth Street, N. W.
Washington D.C. 20549

Re:            Spatializer Audio Laboratories, Inc. Dear Sirs/Madams:
The undersigned Schumacher & Associates, Inc. previously acted as independent accountants to audit the financial statements of Spatializer Audio Laboratories, Inc. We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read Spatializer Audio Laboratories, Inc.'s statements included under Item 4 of its Form 8-K/A-1 filed on or about March 5, 2010, and we agree with such statements as they relate to us, except that we have no basis to agree or disagree with the statement regarding the board's approval to dismiss our firm, and with the other statements of the Company in the remainder of the Current Report on Form 8-K.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Schumacher & Associates, Inc.